QuickLinks -- Click here to rapidly navigate through this document

Ex (a)(1)(i)

Offer to Purchase for Cash
Up to 2,600,000 Shares of its Common Stock
At a Purchase Price Not in Excess of $5.25 Per Share
Nor Less than $4.75 Per Share

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, APRIL 21, 2003, UNLESS THE TENDER OFFER IS EXTENDED.

        QAD Inc., a Delaware corporation, is offering to purchase up to 2,600,000 shares of its common stock, par value $.001 per share, at prices specified by you that are not in excess of $5.25 per share nor less than $4.75 per share, net to you in cash, without interest. Your tenders must be on the terms and subject to the conditions set forth in this document and the related Letter of Transmittal which, as amended and supplemented from time to time, together constitute the tender offer.

        On the terms and subject to the conditions of the tender offer, QAD will determine the single per share price not in excess of $5.25 per share nor less than $4.75 per share net to you in cash, without interest, that it will pay for shares properly tendered in the tender offer, taking into account the total number of shares tendered and the prices specified by the tendering stockholders. QAD will select the lowest purchase price that will allow it to purchase 2,600,000 shares, or such lesser number of shares as are properly tendered, at prices not in excess of $5.25 per share nor less than $4.75 per share. All shares properly tendered at prices at or below the purchase price and not properly withdrawn will be purchased at the purchase price, on the terms and subject to the conditions of the tender offer, including the odd lot and proration provisions. QAD reserves the right, in its sole discretion, to purchase more than 2,600,000 shares, subject to applicable law. Shares tendered at prices in excess of the purchase price and shares not purchased because of proration provisions will not be purchased in the tender offer. If you own beneficially or of record less than 100 shares, tender all of them before the tender offer expires and complete the section entitled "Odd Lots" in the related Letter of Transmittal, QAD will purchase all of your shares properly tendered at or below the purchase price, without subjecting them to the proration procedure. See Section 1.

        The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 6.

        Our shares are listed and traded under the trading symbol "QADI" on The Nasdaq National Market. On March 20, 2003, the last full trading day before the public announcement of the tender offer, the last closing price of our shares on Nasdaq was $4.10 per share. You are urged to obtain current market quotations for our shares before deciding whether to tender your shares. See Section 7.

        Our Board of Directors has approved the tender offer. However, neither we nor our Board of Directors nor the dealer manager make any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. You should discuss whether to tender all or any portion of your shares with your broker or other financial and tax advisors. One of our directors and one of our executive officers have advised us that they currently intend to tender a total of 28,750 shares in the tender offer. Our other directors and executive officers have advised us that they do not intend to tender any shares in the tender offer. See Sections 2 and 11.

The dealer manager for the tender offer is:

SG Cowen

March 21, 2003

IMPORTANT

        If you wish to tender all or any part of your shares, you must do one of the following before our tender offer expires:

  •
  if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, the depositary for our tender offer; or

  •
  if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and have the nominee tender your shares for you; or

  •
  if you are an institution participating in The Depositary Trust Company, which we call the "book-entry transfer facility" in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3.

        If you want to tender your shares but:

  •
  your certificates for the shares are not immediately available or cannot be delivered to the depositary by the expiration of our tender offer; or

  •
  you cannot comply with the procedure for book-entry transfer by the expiration date of our tender offer; or

  •
  your other required documents cannot be delivered to the depositary by the expiration date of our tender offer;

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

        If you have any questions, need assistance or require additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, you should contact Morrow & Co., Inc, the information agent for the tender offer, or SG Cowen Securities Corporation, the dealer manager for the tender offer, at their respective addresses and telephone numbers set forth on the back cover page of this Offer to Purchase.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the tender offer. You should rely only on the information contained in this Offer to Purchase and the related Letter of Transmittal and any document to which we have referred you. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on that recommendation, representation or information as having been authorized by us or the dealer manager.

        We are not making this tender offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this offer to stockholders in any such jurisdiction.

TABLE OF CONTENTS

		Page
SUMMARY TERM SHEET		1
FORWARD-LOOKING STATEMENTS		5
THE TENDER OFFER		7
1.	Number of Shares; Proration	7
2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer	9
3.	Procedures for Tendering Shares	13
4.	Withdrawal Rights	17
5.	Purchase of Shares and Payment of Purchase Price	18
6.	Conditions of the Tender Offer	19
7.	Price Range of Shares; Dividends	21
8.	Source and Amount of Funds	22
9.	Certain Information Concerning QAD	22
10.	Unaudited Pro Forma Financial Information	25
11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning Securities of QAD; Stockholders' Agreement; Employment Agreements, Management Contracts and Change of Control Arrangements; Certain Transactions	33
12.	Legal Matters; Regulatory Approvals	36
13.	Certain United States Federal Income Tax Consequences	36
14.	Extension of the Tender Offer; Termination; Amendment	40
15.	Fees and Expenses	41
16.	Miscellaneous	41

SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. It highlights material information in this document, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

        QAD Inc. is offering to purchase your shares of QAD common stock, par value $.001 per share.

What will the purchase price for the shares be?

        We are conducting the offer through a procedure commonly called a "Modified Dutch Auction". This procedure allows you to select the price within a price range specified by us at which you are willing to sell your shares. The price range for the offer is $4.75 per share to $5.25 per share. We will determine the purchase price that we will pay per share as promptly as practicable after the tender offer expires. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering stockholders, we can purchase 2,600,000 shares, or such lesser number of shares properly tendered. We will pay this purchase price in cash, without interest, for all the shares we purchase under the tender offer, even if some of the shares are tendered below the purchase price. See Section 1.

How many shares will QAD purchase?

        We will purchase 2,600,000 shares in the tender offer, or such lesser number of shares as are properly tendered. 2,600,000 shares represents approximately 7.56% of our outstanding common stock as of February 28, 2003. We also expressly reserve the right to purchase more than 2,600,000 shares in the tender offer. In accordance with applicable legal requirements, we may purchase in the tender offer an additional number of shares not to exceed 2% of our currently outstanding shares of common stock (688,027 shares as of February 28, 2003) without extending the period of time during which the tender offer is open. See Section 1 and Section 14. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 6.

How will QAD pay for the shares?

        We intend to utilize our available cash to purchase the shares and pay expenses. We will need a maximum of approximately $13.65 million to purchase 2,600,000 shares and approximately $600,000 to pay related expenses. The tender offer is not subject to the receipt of financing by us. See Section 6 and Section 8.

When does the tender offer expire; can the tender offer be extended?

        You may tender your shares until the tender offer expires. The tender offer will expire on Monday, April 21, 2003 at 5:00 p.m., New York City time, unless we extend it. See Section 1. We may choose to extend the tender offer for any reason, subject to applicable law. See Section 14.

Can the tender offer be extended, amended or terminated and under what circumstances?

        We can extend, amend or terminate the tender offer in our sole discretion, subject to applicable law. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. See Section 14 for a more detailed discussion of our ability to extend, amend or terminate the tender offer.

How will I be notified if QAD extends the tender offer?

        We will issue a press release by 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the tender offer period if we decide to extend the tender offer. See Section 14. We cannot assure you that the tender offer will be extended or, if extended, for how long.

What is the purpose of the tender offer?

        We believe that the tender offer is consistent with our long-term corporate goal of increasing stockholder value and is a prudent and efficient means to provide immediate value to our stockholders. The offer permits tendering stockholders to have their shares repurchased at a premium ranging from approximately 15.85% to 28.05% over the closing price per share of our common stock on March 20, 2003, the last full trading day before the public announcement of the offer. In addition, stockholders who elect not to tender their shares may increase their relative percentage ownership in the company. See Section 2.

Are there any conditions to the tender offer?

        Yes. The tender offer is subject to conditions including, but not limited to, no court and governmental action prohibiting the tender offer, no commencement or escalation of a war or armed hostilities, no significant decrease in the market price of our common stock or no decrease of 10% or greater in the market prices of equity securities generally in the United States and no changes in general market conditions or our business that, in our reasonable judgment, are or may be materially adverse to us. See Section 6.

How do I tender my shares?

        Unless the tender offer is extended, shares must be tendered prior to 5:00 p.m., New York City time, on Monday, April 21, 2003. Depending on whose name the shares are registered in and who holds the certificates, you must do one of the following:

  •
  deliver your share certificate(s) and a properly completed and duly executed Letter of Transmittal to the depositary at the address appearing on the back cover page of this Offer to Purchase; or

  •
  request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you; or

  •
  assure that the depositary receives a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal.

In certain circumstances, you must comply with the guaranteed delivery procedure. Contact the information agent or the dealer manager for assistance. See Section 3 and the instructions to the Letter of Transmittal.

Once I have tendered shares in the tender offer, can I withdraw my tender?

        Yes. You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on Monday, April 21, 2003, unless we extend the tender offer, in which case you can withdraw your shares until the expiration of the tender offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 Midnight, New York City time, on Monday, May 19, 2003. See Section 4.

How do I withdraw shares I previously tendered?

        You must deliver on a timely basis a written or facsimile notice of your withdrawal to the depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

If I decide not to tender, how will the offer affect my shares?

        Stockholders who choose not to tender will own a greater percentage interest in us following the offer. See Section 2.

Has QAD or its Board of Directors adopted a position on the tender offer?

        Our Board of Directors has approved the tender offer. However, neither we nor our Board of Directors nor the dealer manager make any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. You should discuss whether to tender all or any portion of your shares with your broker or other financial and tax advisors. See Section 13.

Will any directors or executive officers of QAD tender shares in the tender offer?

        One of our directors and one of our executive officers have advised us that they currently intend to tender a total of 28,750 shares in the tender offer. Our other directors and executive officers have advised us that they do not intend to tender any shares in the tender offer. Recovery Equity Investors II, L.P., an affiliate of one of our directors and whose shares may be deemed to be beneficially owned by such director, has also advised us that it does not intend to tender any shares in the tender offer. See Section 2 and Section 11.

If I own less than 100 shares, and I tender all of my shares, will I be subject to proration?

        If you own beneficially or of record less than 100 shares, tender all of them before the tender offer expires and complete the section entitled "Odd Lots" in the related Letter of Transmittal, QAD will purchase all of your shares, properly tendered at or below the purchase price, without subjecting them to the proration procedure, if applicable.

When and how will QAD pay me for the shares I tender?

        We will pay the purchase price, net in cash, without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the depositary promptly after the expiration date of the tender offer. The depositary will transmit to you the payment for all your shares accepted for payment. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

        If you are a registered stockholder and you tender your shares directly to the depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See Section 3.

What are the United States federal income tax consequences if I tender my shares?

        Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. The receipt of cash for your tendered shares will generally be treated for United States federal income tax purposes either as (1) a sale or exchange eligible for capital gains treatment or (2) a distribution, all or part of which may be subject to ordinary income tax rates. See Section 13.

Will QAD's payments to me for my shares be subject to federal withholding tax?

        Any tendering stockholder or other payee who fails to complete fully, sign and return to the depositary, the Substitute Form W-9 included with the Letter of Transmittal may be subject to United States federal backup withholding tax on the gross proceeds paid to the stockholder or other payee in the tender offer. See Section 3. Also see Sections 3 and 13 regarding United States federal income tax consequences for foreign stockholders.

Will I have to pay stock transfer tax if I tender my shares?

        If you instruct the depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Whom do I contact if I have questions about the tender offer?

        The information agent and the dealer manager can help answer your questions. The information agent is Morrow & Co., Inc. and the dealer manager is SG Cowen Securities Corporation. Their contact information is set forth on the back cover page of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

        This Offer to Purchase, including the Summary Term Sheet, and the documents incorporated by reference in this Offer to Purchase contain statements that are not historical facts and constitute projections, forecasts or forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "expect," "intend," "may," "planned," "potential," "possible," "should," "will" and "would." Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Some of the factors that might cause such a difference include, but are not limited to:

Risks Related to our Business

  •
  Our quarterly revenue, expenses and operating results have varied significantly in the past, and we anticipate that such fluctuations may continue in the future.

  •
  A significant portion of our revenue in any quarter may be derived from a limited number of large, non-recurring license sales.

  •
  Our service-related revenue may not reduce the quarterly fluctuations in our revenue.

  •
  An economic recession or downturn in the United States or abroad may result in a reduction in our revenues and operating results.

  •
  Our expense level is relatively fixed and is based, in significant part, on expectations of future revenue.

  •
  Because of the significant fluctuations in our revenue, period-to-period comparisons may not be meaningful.

  •
  Our products involve a long sales cycle and the timing of sales is difficult to predict.

  •
  We are dependent on third-party products, particularly Progress software, and we are reliant on relationships with third-parties.

  •
  The market for our software products is characterized by rapid technological advances, evolving industry standards in computer hardware and software technology, changes in customer requirements and frequent new product introductions and enhancements.

  •
  Our business will be negatively affected if we do not keep up with rapid technological changes, evolving industry standards and changing client requirements.

  •
  We depend on our key personnel, and the loss of their services may adversely affect our business.

  •
  New software releases and enhancements may adversely affect our software sales.

  •
  We depend on our ability to sustain strong licensing demand.

  •
  We depend on our ability to sustain strong maintenance contract renewal rates.

  •
  The market for QAD eQ and other collaborative commerce solutions is uncertain.

  •
  The underlying technology for our new applications is new and dependent on specific technologies.

  •
  We have a history of reported net losses and there can be no assurance that we will consistently report net income.

  •
  Acts of war or terrorism, or related effects such as disruptions in air transportation, enhanced security measures and political instability in certain foreign countries, may contribute to the current economic downturn and adversely affect our business, operating results and financial condition.

  •
  Our target markets are concentrated and, as a result, we are dependent upon achieving success in those markets.

  •
  Our operations are international in scope, which exposes us to additional risk, including currency-related risk.

Risks Related to the Securities Markets

  •
  Our principal stockholders may control our management decisions.

  •
  Concentrations of ownership of our common stock may limit a stockholder's ability to influence corporate matters.

        In addition, please refer to our Annual Report on Form 10-K for the fiscal year ended January 31, 2002, our Quarterly Reports on Form 10-Q for the quarters ended April 30, 2002, July 31, 2002 and October 31, 2002 and our Current Reports on Form 8-K filed on August 30, 2002, November 27, 2002, November 27, 2002 (as amended by Amendment No. 1 to Form 8-K filed on January 27, 2003, and as amended by Amendment No. 2 to form 8-K filed on February 14, 2003), February 19, 2003, March 5, 2003 and March 17, 2003, all of which are incorporated by reference herein, for information on these and other risk factors. You should assume that the information appearing in this Offer to Purchase is accurate as of the date on the front cover of this Offer to Purchase only. Our business, financial condition, results of operations and prospects may have changed since that date, and, except as required by law, we undertake no obligation to make any revisions to the forward-looking statements contained in this Offer to Purchase or to update them to reflect events or circumstances occurring after the date of this Offer to Purchase. Notwithstanding any statement in this Offer to Purchase or in any document incorporated by reference in this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 are not available to statements made in connection with a tender offer.

THE TENDER OFFER

1.    Number of Shares; Proration.

        General.    Upon the terms and subject to the conditions of the tender offer, we will purchase 2,600,000 shares of QAD common stock, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4 before the scheduled expiration date of the tender offer, at prices not in excess of $5.25 per share nor less than $4.75 per share, net to the seller in cash, without interest.

        The term "expiration date" means 5:00 p.m., New York City time, on Monday, April 21, 2003. We may, in our sole discretion, extend the period of time during which the tender offer will remain open, in which event the term "expiration date" shall refer to the latest time and date at which the tender offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer.

        We reserve the right, in our sole discretion, to purchase more than 2,600,000 shares in the tender offer. In accordance with applicable regulations of the Securities and Exchange Commission, we may purchase in the tender offer an additional number of shares not to exceed 2% of our currently outstanding shares of common stock (688,027 shares as of February 28, 2003) without extending the period of time during which the tender offer is open. See Section 14.

        In the event of an oversubscription of the tender offer, shares will be subject to proration as described below under "—Proration," except for "odd lots" (as defined below). The proration period and withdrawal rights also expire on the expiration date.

        If we:

  •
  increase the price to be paid for shares above $5.25 per share or decrease the price to be paid for shares below $4.75 per share,

  •
  increase the number of shares that we may purchase in the tender offer by more than 2% of our currently outstanding shares,

  •
  decrease the number of shares that we may purchase in the tender offer, or

  •
  materially increase the dealer manager fee,

then the tender offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 14. If we make any other changes that require such a minimum offer period, we will comply with the requirements of applicable law. For purposes of the tender offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

        The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 6.

        In accordance with Instruction 5 of the related Letter of Transmittal, stockholders desiring to tender shares must specify the price or prices, not in excess of $5.25 per share nor less than $4.75 per share, at which they are willing to sell their shares to us under the tender offer. As promptly as practicable following the expiration date, we will, in our sole discretion, determine the purchase price that we will pay for shares properly tendered under the tender offer and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. We intend to select the lowest purchase price, not in excess of $5.25 per share nor less than $4.75 net per share in cash, without interest, that will enable us to purchase 2,600,000 shares, or such lesser number of shares as are properly tendered, under the tender offer. Shares properly tendered under the tender offer at or below the purchase price and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the tender offer, including the odd lot and proration provisions. All shares tendered and not purchased under the tender offer, including shares tendered at prices in excess of the purchase price and shares not purchased because of proration provisions will not be purchased in the tender offer. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense as promptly as practicable following the expiration date.

        If the number of shares properly tendered at or below the purchase price and not properly withdrawn prior to the expiration date is less than or equal to 2,600,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the tender offer, purchase all shares so tendered at the purchase price.

        Priority of Purchases.    Upon the terms and subject to the conditions of the tender offer, if more than 2,600,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, have been properly tendered and not properly withdrawn before the expiration date, we will purchase properly tendered shares on the basis set forth below:

  (a)
  we will purchase all shares properly tendered and not properly withdrawn before the expiration date by any odd lot holder who:

  (1)
  tenders all shares owned beneficially or of record by such odd lot holder at a price at or below the purchase price (tenders of less than all the shares owned by such odd lot holder will not qualify for this preference); and

  (2)
  completes the section entitled "Odd Lots" in the related Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

  (b)
  after the purchase of all of the foregoing shares, we will purchase all other shares properly tendered at or below the purchase price and not properly withdrawn before the expiration date, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares.

        Odd Lots.    For purposes of the tender offer, the term "odd lots" shall mean all shares properly tendered prior to the expiration date and not properly withdrawn by any person, referred to as an "odd lot holder", who owns beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the related Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By accepting the tender offer, an odd lot holder who holds shares in its name and tenders its shares directly to the depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's shares on Nasdaq. Any stockholder wishing to tender all of such stockholder's shares pursuant to the tender offer should complete the section entitled "Odd Lots" in the related Letter of Transmittal, and if applicable, in the Notice of Guaranteed Delivery.

        We also reserve the right, but will not be obligated, to purchase all shares duly tendered by any stockholder who tenders all shares beneficially or of record owned and who, as a result of proration, would then beneficially or of record own an aggregate of fewer than 100 shares. If we exercise this right, it will increase the number of shares that it is offering to purchase in the tender offer by the number of shares purchased through the exercise of such right, subject to applicable law.

        Proration.    Upon the terms and subject to the conditions of the tender offer, if more than 2,600,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, have been properly tendered and not properly withdrawn before the expiration date, we will purchase such properly tendered and not properly withdrawn shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares. If proration of tendered shares is required, we will determine the proration factor promptly following the expiration date. Proration for each stockholder tendering shares, other than odd lot holders, shall be based on the ratio of the number of shares properly tendered and not properly withdrawn by such stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than odd lot holders, at or below the purchase price. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn, and because of the odd lot procedure, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased under the tender offer until five to seven business days after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date. Stockholders may obtain preliminary proration information from the information agent or the dealer manager and may be able to obtain such information from their brokers.

        As described in Section 13, the number of shares that we will purchase from a stockholder under the tender offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder's decision whether or not to tender all or any portion of its shares.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of our common stock and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.    Purpose of the Tender Offer; Certain Effects of the Tender Offer.

        Purpose of the Tender Offer.    In accordance with its duties to our stockholders, our Board of Directors evaluates and assesses our operations, strategy and future direction. As part of this process, our Board has been reviewing, on an ongoing basis, among other issues, our current business and operations, our future operating and strategic objectives, our available cash and anticipated cash needs and possible alternative uses of our cash. Based upon this review, our Board has determined that the tender offer is a prudent use of our financial resources, that it is consistent with our long-term corporate goal of increasing stockholder value and is a prudent and efficient means to provide immediate value to our stockholders. The tender offer permits tendering stockholders to have their shares repurchased at a premium ranging from approximately 15.85% to 28.05% over the closing price per share of our common stock on March 20, 2003, the last full trading day before the public announcement of the offer.

        The tender offer provides our stockholders who are considering a sale of all or a portion of their shares with the opportunity to determine the price or prices, not in excess of $5.25 per share nor less than $4.75 per share, at which they are willing to sell their shares and, subject to the terms and conditions of the tender offer and where shares are tendered by the registered owner thereof directly to the depositary, to sell those shares for cash without the usual transaction costs associated with open market sales. In addition, odd lot holders who hold shares in their names and tender their shares directly to the depositary and whose shares are purchased under the tender offer not only will avoid the payment of brokerage commissions but also will avoid any applicable odd lot discounts payable on a sale of their shares in a Nasdaq transaction.

        The tender offer allows stockholders to sell a portion of their shares while retaining a continuing equity interest in us. Stockholders who do not accept the tender offer will realize a proportionate increase in their relative equity interest in us, subject to our right to issue additional shares and other equity securities in the future. In determining whether to tender shares under the tender offer, stockholders should consider the possibility that they may be able to sell their non-tendered shares in the future in the Nasdaq, or otherwise, including in connection with a sale of us, at a net price higher than the purchase price in the tender offer. We give no assurances, however, as to the price or prices at which a stockholder may be able to sell their non-tendered shares in the future.

        The tender offer will also result in fewer shares outstanding (subject to possible exercises of options and/or warrants and our ability to issue additional shares in the future), which may make possible improved earnings per share for continuing stockholders if future earnings are achieved.

        After the tender offer is completed, we believe that our anticipated cash flow from operations combined with our current cash and cash equivalents and funds available under our credit facility, will be sufficient to meet our cash needs for normal operations, anticipated capital expenditures and debt service for the foreseeable future. In addition, we do not believe that the consummation of the tender offer will foreclose possible future acquisitions by us.

        However, our actual experience may differ significantly from our expectations and there can be no assurance that our action in utilizing a significant portion of our available cash in this manner will not adversely affect our ability to operate profitably, absorb possible losses, or service our debt in future periods. Future events may adversely or materially affect our business, expenses or prospects and could affect our available cash and our access to, and the cost of, external financial resources.

        Potential Risks and Disadvantages of the Tender Offer.    The tender offer also presents some potential risks and disadvantages to us and our continuing stockholders, including:

  •
  Our continuing stockholders will bear a higher proportionate share of risk in the event of future losses.

  •
  In the event that we complete the tender offer, our cash balances and in turn, the interest income we receive on our cash balances, will be significantly reduced. Assuming we purchase 2,600,000 shares in the tender offer at a purchase price not in excess of $5.25 per share nor less than $4.75 per share, the aggregate purchase price will be no greater than $13.65 million. We expect that fees and expenses we incur related to the tender offer will be approximately $600,000. The reduction in our cash balances could adversely affect our ability to operate profitably or absorb possible losses in future periods.

  •
  The tender offer will probably reduce our "public float" (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets). This reduction in our public float may result in lower stock prices and/or reduced liquidity in the trading market for our common stock following completion of the tender offer.

  •
  The tender offer may increase the proportional holdings of certain significant stockholders and could increase the proportional holdings of our directors and executive officers, depending on the extent they elect to participate in the tender offer. In particular, Pamela M. Lopker, our Chairman of the Board and President, and, her husband, Karl F. Lopker, a director and our Chief Executive Officer, jointly, and as beneficial owners of various trusts and a charitable family foundation, hold 18,279,862 outstanding shares as of February 28, 2003. This aggregate amount represents approximately 53.14% of our outstanding shares and 45.18% of our shares on a "fully diluted basis." After the tender offer, assuming that we repurchase 2,600,000 shares of our common stock and the Lopkers do not tender any shares (they have advised us that they do not intend to tender any shares), the Lopkers will own approximately 57.48% of our outstanding shares and 48.28% of our shares on a "fully diluted basis." "Fully diluted basis" assumes the exercise of all warrants and unvested and vested options.

  •
  Recovery Equity Investors II, L.P., an affiliate of one of our directors and whose shares may be deemed to be beneficially owned by such director, holds 3,002,778 outstanding shares (including 225,000 shares issuable upon exercise of warrants) which, as of February 28, 2003, represented approximately 8.67% of our outstanding shares. After the tender offer, assuming that we repurchase 2,600,000 shares of our common stock and Recovery Equity Investors II, L.P. does not tender any shares (it has advised us that it does not intend to tender any shares), Recovery Equity Investors II, L.P., will own approximately 9.38% of our outstanding shares.

See Section 11 for a more detailed discussion of beneficial ownership of our common stock by our major stockholders, directors and executive officers.

        Our Board of Directors has approved the tender offer. However, neither we nor our Board of Directors nor the dealer manager make any recommendation to stockholders as to whether they should tender or refrain from tendering their shares. We have not authorized any person to make any such recommendation. Stockholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and at what price. Stockholders should carefully evaluate all information in this Offer to Purchase and the related Letter of Transmittal and any document to which we have referred them. Stockholders should also consult their broker or other financial and tax advisors before making a decision as to whether they should tender or refrain from tendering all or any portion of their shares.

        Certain Effects of the Tender Offer.    After completion of the tender offer, stockholders may be able to sell non-tendered shares on Nasdaq or otherwise at a net price higher or lower than the purchase price in the tender offer. We can give you no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future.

        Shares that we acquire pursuant to the tender offer will return to the status of authorized but unissued stock, and will be available for us to issue in the future without further stockholder action (except as required by applicable law or the rules of The Nasdaq National Market or any other securities exchange on which the shares are listed) for all purposes, including, without limitation, the acquisition of other businesses, the raising of additional capital and the satisfaction of obligations under existing or future employee benefit compensation programs or stock plans.

        Our shares are registered under the Securities Exchange Act of 1934, which requires, among other things, that we furnish information to our stockholders and to the Securities and Exchange Commission and comply with the Securities and Exchange Commission's proxy rules in connection with meetings of our stockholders.

        Our completion of the tender offer will not result in the shares ceasing to be registered under the Securities Exchange Act of 1934.

        Our purchase of shares in the offer will reduce the number of shares that might otherwise trade publicly. This may reduce the volume of trading in our shares and make it more difficult to buy or sell significant amounts of our shares without materially affecting the market price. Nonetheless, we anticipate that there will be a sufficient number of shares outstanding and publicly traded following consummation of the offer to ensure a continued trading market for the shares. Based upon published guidelines of Nasdaq, we do not believe that our completion of the tender offer will cause our remaining shares to be delisted from The Nasdaq National Market.

        Our shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares pursuant to the offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

        Except as disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  •
  any purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets which is material to us and our subsidiaries;

  •
  any material change in our present dividend rate or policy, or our indebtedness or capitalization;

  •
  any material change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment contract of any executive officer;

  •
  any other material change in our corporate structure or business;

  •
  any class of our equity securities ceasing to be authorized to be quoted on The Nasdaq National Market;

  •
  any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934;

  •
  the suspension of our obligation to file reports under Section 13 of the Securities Exchange Act of 1934;

  •
  the acquisition by any person of additional securities of QAD, or the disposition of securities of QAD; or

  •
  any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

We anticipate that we will close in the first fiscal quarter ending April 30, 2003 the sale of Mark Hill, a parcel of property located in Carpinteria, CA, for approximately $3.5 million in cash.

        We do not currently have any plans, other than as described in this document, that relate to or would result in any of the events described above. Notwithstanding the foregoing, we consider from time to time and may in the future evaluate opportunities for increasing stockholder value, and we may undertake or plan actions that relate to or could result in one or more of these events.

        Additional Purchases of our Common Stock.    In the future, we may purchase additional shares of our common stock in the open market, in private transactions, through tender offers or otherwise, subject to the approval of our Board of Directors. Future purchases may be on the same terms as this tender offer or on terms that are more or less favorable to stockholders than the terms of this tender offer. We currently intend to continue as a publicly-traded company, and, therefore, we do not plan to effect any stock repurchases that would cause our common stock to be ineligible to be listed on The Nasdaq National Market.

        Notwithstanding the foregoing, Rule 13e-4 under the Securities Exchange Act of 1934 prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the expiration date, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Securities Exchange Act of 1934.

3.    Procedures for Tendering Shares.

        Proper Tender of Shares.    For shares to be tendered properly pursuant to the tender offer:

  (1)
  the certificates for the shares (or confirmation of receipt of the shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), including any required signature guarantees, or an "agent's message" (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., New York City time, on the expiration date by the depositary at its address set forth on the back cover page of this Offer to Purchase; or

  (2)
  the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

        In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares under the tender offer must properly indicate in the section captioned (1) "Price (in Dollars) Per Share at Which Shares Are Being Tendered" on the Letter of Transmittal the price (in multiples of $0.05) at which shares are being tendered or (2) "Shares Tendered at Price Determined Under the Tender Offer" on the Letter of Transmittal that the stockholder will accept the purchase price determined by QAD in accordance with the terms of the tender offer. Selecting the second option could result in receiving a per share price as low as $4.75. Stockholders who desire to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are tendered, provided that the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one and only one price box must be checked in the appropriate section on each Letter of Transmittal.

        In addition, odd lot holders who tender all shares must complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

        Stockholders who hold shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through the brokers or banks and not directly to the depositary.

        Signature Guarantees and Method of Delivery.    No signature guarantee is required if:

  (1)
  the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, includes any participant in The Depositary Trust Company, referred to as the "book-entry transfer facility," whose name appears on a security position listing as the owner of the shares) tendered and the holder has not completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the Letter of Transmittal; or

  (2)
  shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934. See Instruction 1 of the Letter of Transmittal.

        If a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

        In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the depositary of certificates for the shares or a timely confirmation of the book-entry transfer of such shares into the depositary's account at the book-entry transfer facility as described above, a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof, or an agent's message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal. The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, we recommend that stockholders use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

        All deliveries made in connection with the tender offer, including a Letter of Transmittal and certificates for shares, must be made to the depositary and not to us, the dealer manager, the information agent or the book-entry transfer facility. Any documents delivered to us, the dealer manager, the information agent or the book-entry transfer facility will not be forwarded to the depositary and, therefore, will not be deemed to be properly tendered.

        Book-Entry Delivery.    The depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary's account in accordance with the book-entry transfer facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the depositary's account at the book-entry transfer facility, either (1) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof, with any required signature guarantees, or an agent's message in the case of a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this Offer to Purchase before the expiration date or (2) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

        The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that QAD may enforce such agreement against the participant.

        Federal Backup Withholding Tax.    Under the United States federal backup withholding tax rules, a portion of the gross proceeds (currently 30%) payable to a stockholder or other payee under the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. In addition, if the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the depositary that the stockholder is not subject to backup withholding. Specified stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are not subject to these backup withholding and reporting requirements rules. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must generally submit an IRS Form W-8BEN or other applicable form, signed under penalties of perjury, attesting to that stockholder's exempt status. The applicable form can be obtained from the information agent. See Instructions 12 and 13 of the related Letter of Transmittal.

        To prevent federal backup withholding tax on the gross payments made to stockholders for shares purchased under the tender offer, each stockholder who does not otherwise establish an exemption from such withholding must provide the depositary with the stockholder's correct taxpayer identification number and provide other information by completing the Substitute Form W-9 included with the Letter of Transmittal.

        For a discussion of United States federal income tax consequences to tendering stockholders that are U.S. holders (as defined in Section 13), see Section 13.

        Federal Income Tax Withholding on Payments to Foreign Stockholders.    Even if a foreign stockholder has provided the required certification as described above to avoid backup withholding, the depositary will withhold United States federal income taxes at a rate of 30% of the gross payment payable to a foreign stockholder or his, her or its agent unless the depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business of the foreign stockholder within the United States. For this purpose, a foreign stockholder is any stockholder that is not a U.S. holder (as defined in Section 13). In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the depositary before the payment a properly completed and executed IRS Form W-8BEN. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the depositary a properly completed and executed IRS Form W-8ECI. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if they or it satisfies one of the "Section 302 tests" for capital gain treatment described in Section 13 or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Federal backup withholding tax generally will not apply to amounts subject to the 30% or a treaty-reduced rate of federal income tax withholding.

        Foreign stockholders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a reduction of, or an exemption from, withholding tax, and the refund procedure. See Instruction 13 of the related Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender shares pursuant to the tender offer and the stockholder's share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

  (1)
  the tender is made by or through an eligible guarantor institution;

  (2)
  the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Offer to Purchase, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in the Notice of Guaranteed Delivery; and

  (3)
  the certificates for all tendered shares, in proper form for transfer, or confirmation of book-entry transfer of such shares into the depositary's account at the book-entry transfer facility, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an agent's message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, are received by the depositary within three Nasdaq National Market trading days after the date of receipt by the depositary of the Notice of Guaranteed Delivery.

        Return of Unpurchased Shares.    If any tendered shares are not purchased under the tender offer or are properly withdrawn before the expiration date, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

        QAD Options and Warrants.    QAD is not offering, as part of the tender offer, to purchase any options or warrants outstanding and tenders of options or warrants will not be accepted. Holders of options or warrants who wish to participate in the tender offer may exercise their options or warrants and purchase shares of common stock and then tender the shares under the tender offer, provided that any exercise of an option or warrant and tender of shares is in accordance with the terms of the applicable plan and option or warrant agreements. In no event are any options or warrants to be delivered to the depositary in connection with a tender offer of shares hereunder. An exercise of an option or a warrant cannot be revoked even if all or a portion of the shares received upon the exercise and tendered in the tender offer are not purchased in the tender offer for any reason.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of shares to be accepted, the purchase price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of, or payment for which, we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the tender offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, and our interpretation of the terms of the tender offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not, and none of the depositary, the information agent, the dealer manager or any other person will be under any duty to give notice of any defects or irregularities in any tender or incur any liability for failure to give any such notice.

        Tendering Stockholder's Representation and Warranty; Acceptance by QAD Constitutes an Agreement.    A tender of shares under any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder's representation and warranty to us that:

  •
  the stockholder has a "net long position," within the meaning of Rule 14e-4 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, in the shares or equivalent securities at least equal to the shares being tendered; and

  •
  the tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount of (a) shares tendered or (b) other securities convertible into, or exchangeable or exercisable for, the shares tendered and will acquire the shares for tender by conversion, exchange or exercise and (2) will deliver or cause to be delivered the shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares tendered pursuant to the tender offer will constitute a binding agreement between the tendering stockholder and us upon the terms and conditions of the tender offer.

        Lost or Destroyed Certificates.    Stockholders whose certificates for part or all of their shares have been lost, stolen, misplaced or destroyed may contact American Stock Transfer & Trust Company, the transfer agent for our common stock, at (800) 937-5449 or (212) 936-5100 (New York and outside of the United States), for instructions as to obtaining a replacement certificate. That replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the lost, stolen, misplaced or destroyed certificates may be subsequently recirculated. Stockholders are urged to contact the transfer agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

        Certificates for shares, together with a properly completed and duly executed Letter of Transmittal or facsimile thereof, or an agent's message in the case of shares tendered by book-entry transfer, and any other documents required by the Letter of Transmittal, must be delivered to the depositary and not to us, the dealer manager or the information agent. Any documents delivered to us, the dealer manager or the information agent will not be forwarded to the depositary and therefore will not be deemed to be properly tendered.

4.    Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of shares pursuant to the tender offer are irrevocable. Shares tendered pursuant to the tender offer may be withdrawn at any time before the expiration date and, unless already accepted for payment by us pursuant to the tender offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Monday, May 19, 2003.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the depositary at its address set forth on the back cover page of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such shares have been tendered for the account of an eligible guarantor institution.

        If shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with such book-entry transfer facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding on all parties. Neither we nor any of the depositary, the information agent, the dealer manager or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notice.

        Withdrawals may not be rescinded and any shares properly withdrawn will be deemed not properly tendered for purposes of the tender offer unless the withdrawn shares are properly re-tendered before the expiration date by again following one of the procedures described in Section 3.

        If we extend the tender offer, are delayed in our purchase of shares, or are unable to purchase shares in the tender offer for any reason, then, without prejudice to our rights under the tender offer, the depositary may, subject to applicable law, retain tendered shares on our behalf, and the shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Securities and Exchange Act of 1934, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.    Purchase of Shares and Payment of Purchase Price.

        Upon the terms and subject to the conditions of the tender offer, as promptly as practicable following the expiration date, we (1) will determine the purchase price we will pay for shares properly tendered and not properly withdrawn before the expiration date, taking into account the number of shares so tendered and the prices specified by tendering stockholders and (2) will accept for payment and pay for, and thereby purchase, shares properly tendered at prices at or below the purchase price and not properly withdrawn before the expiration date. For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the proration provisions of the tender offer, only when, as and if we give oral or written notice to the depositary of its acceptance of the shares for payment under the tender offer.

        Upon the terms and subject to the conditions of the tender offer, as promptly as practicable after the expiration date, we will accept for payment and pay a single per share purchase price for 2,600,000 shares, subject to increase or decrease as provided in Section 14, properly tendered, or such lesser number of shares as are properly tendered at prices not in excess of $5.25 per share nor less than $4.75 per share and not properly withdrawn as permitted in Section 4.

        In all cases, payment for shares tendered and accepted for payment in the tender offer will be made promptly, but only after timely receipt by the depositary of certificates for shares, or of a timely book-entry confirmation of shares into the depositary's account at the book-entry transfer facility, and a properly completed and duly executed Letter of Transmittal, or manually signed facsimile of the Letter of Transmittal, or an agent's message in the case of a book-entry transfer, and any other required documents.

        We will pay for shares purchased in the tender offer by depositing the aggregate purchase price for the shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

        In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. However, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five to seven business days after the expiration date. Certificates for all shares tendered and not purchased, including shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, at our expense promptly after the expiration date or termination of the tender offer without expense to the tendering stockholders. Under no circumstances will we pay interest on the purchase price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares in the tender offer. See Section 6.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased in the tender offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

        Any tendering stockholder or other payee who fails to complete fully, sign and return to the depositary the Substitute Form W-9 included with the Letter of Transmittal may be subject to United States federal backup withholding tax on the gross proceeds paid to the stockholder or other payee in the tender offer. See Section 3. Also see Section 13 regarding United States federal income tax consequences for foreign stockholders.

6.    Conditions of the Tender Offer.

        Notwithstanding any other provision of the tender offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Securities Exchange Act of 1934, if at any time on or after March 21, 2003 and before the expiration date any of the following events shall have occurred (or shall have been determined by us to have occurred) that, in our sole reasonable judgment and regardless of the circumstances giving rise to the event or events (except for any action or omission to act by us in connection with the tender offer), makes it inadvisable to proceed with the tender offer or with acceptance for payment:

  •
  there has been threatened, instituted or pending before any court, authority, agency or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, or any judgment, order or injunction entered, enforced or deemed applicable by any court, authority, agency or tribunal, which, directly or indirectly:

  (1)
  challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the tender offer, the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer; or

  (2)
  in our reasonable judgment, could materially and adversely affect our, or our subsidiaries', business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impair the contemplated benefits of the tender offer to us;

  •
  there has been any action threatened, instituted, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

  (1)
  make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the tender offer;

  (2)
  delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares;

  (3)
  materially impair the contemplated benefits of the tender offer to us; or

  (4)
  materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole;

  •
  there has occurred any of the following:

  (1)
  any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

  (2)
  a material disruption in securities settlement, payment or clearance services in the United States shall have occurred;

  (3)
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

  (4)
  the declaration of a national emergency; the commencement or escalation of a war or armed hostilities; or other international or national act of terrorism or calamity directly or indirectly affecting the United States;

  (5)
  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

  (6)
  as measured from the close of business on Thursday, March 20, 2003, a significant decrease in the market price of our common stock, or a 10% or greater decrease in the New York Stock Exchange, the Nasdaq Composite Index, the Dow Jones Industrial Average, the S&P 500 Composite Index or the market prices of equity securities generally in the United States;

  (7)
  any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or on the trading in the shares of our common stock or on the benefits of the offer to us; or

  (8)
  in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof.

  •
  a tender or exchange offer for any or all of our outstanding shares (other than this tender offer), or any merger, acquisition proposal, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

  •
  we learn that:

  (1)
  any entity, "group" (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the Securities and Exchange Commission on or before March 20, 2003); or

  (2)
  any entity, group or person who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before March 20, 2003 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 2% or more of our outstanding shares;

    (3)
    any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of common stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities.

  •
  any change or event is discovered or is threatened in our, or our subsidiaries', business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or in the ownership of our shares that, in our reasonable judgment, is or is reasonably likely to be material to us and our subsidiaries; or

  •
  we determine that there is a reasonable likelihood that the completion of the offer and the purchase of the shares may otherwise cause the shares to be delisted from the Nasdaq National Market or cause us to no longer be subject to, or make us eligible to withdraw from, the periodic reporting requirements of the Exchange Act.

        The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (except for any action or omission to act by us in connection with the tender offer) giving rise to any condition, and may be waived by us with respect to all stockholders, in whole or in part, at any time and from time to time in our sole discretion prior to the expiration date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the offer. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the expiration date. Any determination by us concerning the events described above will be final and binding on all parties.

7.    Price Range of Shares; Dividends.

        Price Range of Shares.    Our common stock is traded under the trading symbol "QADI" on The Nasdaq National Market. The following table sets forth, for the fiscal quarters indicated, the high and low sale prices of our common stock on The Nasdaq National Market and our fiscal year ends January 31.

	High	Low
Fiscal 2002:
First Quarter	$3.88	$2.06
Second Quarter	3.99	2.51
Third Quarter	3.50	1.62
Fourth Quarter	3.45	2.16
Fiscal 2003:
First Quarter	$5.33	$2.60
Second Quarter	4.29	1.78
Third Quarter	2.23	1.40
Fourth Quarter	3.74	1.47
Fiscal 2004:
First Quarter (through March 20, 2003)	$4.25	$3.14

        On March 20, 2003, the last trading day before the announcement of the tender offer, the last reported sale price of the shares on Nasdaq was $4.10 per share. We urge stockholders to obtain current market quotations for the shares.

        Dividends.    Our policy has been to reinvest earnings to fund future growth. Accordingly, we have not paid dividends and we do not anticipate declaring dividends on our common stock in the foreseeable future.

8.    Source and Amount of Funds.

        Assuming we purchase 2,600,000 shares in the tender offer at a purchase price of not in excess of $5.25 per share nor less than $4.75 per share, the aggregate purchase price will be no greater than $13.65 million. We expect that the fees and expenses we incur related to the tender offer will be approximately $600,000. We expect to fund our purchase of shares tendered in the tender offer and related fees and expenses from available cash on hand.

9.    Certain Information Concerning QAD.

        General.    Historically, we have been recognized as a leading provider of enterprise resource planning (ERP) software applications for manufacturers. With the advent of the Internet, we advanced our manufacturing solutions to include e-business capabilities. With the development of enabling technologies, our solutions have advanced even further to include features that enable collaborative commerce for manufacturers. Today our solutions build on our core competency in multi-site manufacturing and distribution operations and help global manufacturers efficiently manage resources within and beyond the enterprise. Our solutions empower manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time.

        We have built a solid customer base of global Fortune 1000 manufacturers who are excellent prospects for our next generation collaborative commerce solutions. With a proven track record of over 20 years of industry leadership and approximately 5,200 installations of our software around the world, we are ideally qualified to meet the business and technology requirements of global manufacturing enterprises worldwide. We focus our efforts in select industry segments: automotive, consumer products, electronics, food and beverage, industrial and medical industries. We develop our products with constant and direct input from leading global manufacturers within the vertical markets we serve.

        Our principal executive offices are located at 6450 Via Real, Carpinteria, California 93013. Our telephone number at that address is (805) 684-6614.

        Recent Developments.    On March 5, 2003, we announced our preliminary and unaudited financial results for the fiscal 2003 fourth quarter and year ended January 31, 2003.

        For the fiscal 2003 fourth quarter, revenue increased 18 percent to $57.1 million, from $48.5 million in the fiscal 2003 third quarter and increased 6 percent from $53.8 million in the same period last year. The TRW ISCS acquisition completed in November 2002 accounted for $4.2 million of this revenue. License revenue in the fiscal fourth quarter was $18.8 million, including $300,000 contributed by the TRW ISCS acquisition. This represents 34 percent growth when compared with $14.0 million in the preceding fiscal third quarter and a 4 percent decline when compared with $19.6 million in the year ago quarter.

        Net income for the fiscal 2003 fourth quarter was $1.7 million, or $0.05 per diluted share, and included a net loss of $1.0 million, or $0.03 per diluted share, related to the acquired TRW ISCS business. Net income also included a restructuring charge of $2.1 million, or $0.06 loss per diluted share, comprised of costs related to personnel reductions and the adjustment of previous facility consolidation estimates. Net income for the fourth quarter of fiscal 2002 was $993,000, or $0.03 per diluted share.

        Gross margin for the fiscal 2003 fourth quarter remained steady at 62 percent when compared with the prior year fourth quarter. Although the increased mix of services business associated with the TRW

ISCS acquisition applied downward pressure on the gross margin percentage, this impact was offset by a one-time benefit from the reduction of a prior royalty accrual. Operating expenses for the fiscal 2003 fourth quarter were up 3 percent over the fourth quarter of last year, primarily due to the TRW ISCS acquisition.

        For the full fiscal year ended January 31, 2003, revenue was $195.2 million, compared with $205.8 million in fiscal 2002. License revenue was $56.0 million for the 2003 fiscal year, compared with $62.8 million last year. Excluding the impact of the TRW ISCS acquisition, full year fiscal 2003 total revenue was $191.0 million and license revenue was $55.7 million.

        We reported a net loss of $7.6 million for the 2003 fiscal year, equal to $0.22 per diluted share, compared with a net loss of $5.3 million, or $0.16 per diluted share, in fiscal 2002. As noted above, the fiscal 2003 results include a net loss of $1.0 million, or $0.03 per diluted share, related to the TRW ISCS acquisition.

        A copy of the press release announcing our preliminary and unaudited financial results was filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 5, 2003. Stockholders are urged to read this press release in its entirety.

        Recent Highlights.    During the fourth quarter, we received orders from 21 customers representing more than $500,000 each in combined license, support and services billings, with five of these sales orders exceeding $1 million.

        Customer license transactions during the quarter included sales to Akzo Nobel, ArvinMeritor, Delphi, Dura Automotive Systems, Eaton, Enodis, Faurecia, Flexsys, Freudenberg & Co., GlaxoSmithKline, Metso, R. Twining & Co., Rockwell, Smiths Group PLC, TRW, Tsubaki Nakashima Co., and Tyco.

        During the fourth quarter we expanded our strategic alliance with IBM to standardize the QAD eQ suite of intelligent order management applications on IBM's middleware platforms.

        In fiscal 2003, we introduced the next-generation version of its flagship enterprise application suite, MFG/PRO eB2. Launched in September, the suite has been our most successful release to date, with nearly 200 shipments to customer sites as of the end of the fiscal year.

        Business Outlook.    For the three months ending April 30, 2003, we anticipate revenue of $50 to $53 million, resulting in break even to a small profit per diluted share, including the pending sale of Mark Hill, a parcel of property located in Carpinteria, California. For the fiscal year 2004, we currently expect revenue of $210 to $225 million and earnings per diluted share of $0.15 to $0.50. We expect no material impact on our current financial guidance as a result of this tender offer because we believe a reduction of 2,600,000 shares outstanding will be offset by the anticipated impact of stock options that become dilutive at current share prices.

        A copy of the press release announcing our current financial guidance was filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 18, 2003. Stockholders are urged to read this press release in its entirety.

        The forward-looking information included in this Offer to Purchase is not to be regarded as fact and should not be relied upon as an accurate representation of future results. In addition, because the estimates and assumptions underlying the forward-looking information included in this Offer to Purchase are based upon events and circumstances that have not taken place and are inherently subject to significant financial, market, economic and competitive uncertainties and contingencies which are difficult or impossible to predict accurately and are beyond QAD's control, that information is inherently imprecise and there can be no assurance that these expected results can be realized. Therefore, it is expected that there will be differences between the actual and projected results and that the actual results may be materially higher or lower than those now expected. The inclusion of the forward-looking information set forth above should not be regarded as a representation by us or any of our affiliates or representatives that the projected results will be achieved. This forward-looking information was not prepared with a view towards public disclosure or complying with published guidelines of the Securities and Exchange Commission or guidelines established by the American Institute of Certified Public Accountants. This forward-looking information has not been examined, reviewed or compiled by our independent auditors, and accordingly they have not expressed an opinion or any other assurance on that information. We disclaim any current intention or obligation to update any forward-looking information related to its future performance, results of operations, anticipated revenue, or earnings per share calculated in accordance with generally accepted accounting principles.

        Additional Information.    We are subject to the informational filing requirements of the Securities and Exchange Act of 1934, and, accordingly, are obligated to file reports, statements and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the Securities and Exchange Commission. We have also filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission that includes additional information relating to the tender offer.

        These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the Securities and Exchange Commission's customary charges, from the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The reference to the URL of the Securities and Exchange Commission's web site is intended to be an inactive textual reference only. Information about the Public Reference Room may be obtained by calling the Securities and Exchange Commission for more information at 1-800-732-0330.

        Incorporation by Reference.    The rules of the Securities and Exchange Commission allow us to "incorporate by reference" information into this document, which means that we can disclose important information by referring people to another document filed separately with the Securities and Exchange Commission. These documents contain important information about us, and we recommend that, in addition to this Offer to Purchase, you review the following materials which we have filed with the

Securities and Exchange Commission before making a decision on whether to elect to tender your shares.

SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended January 31, 2002
Quarterly Reports on Form 10-Q	Quarter ended October 31, 2002 Quarter ended July 31, 2002 Quarter ended April 30, 2002
Current Reports on Form 8-K
Filed March 18, 2003
Filed March 5, 2003
Filed February 19, 2003
Filed November 27, 2002 (as amended by Amendment No.1 to Form 8-K filed on January 27, 2003, and as amended by Amendment No. 2 to form 8-K filed on February 14, 2003)
Filed November 27, 2002
Filed November 20, 2002
Proxy Statement	Filed May 10, 2002

        Any of the documents incorporated by reference in this document can be obtained from us or from the Securities and Exchange Commission's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. Documents incorporated by reference in this Offer to Purchase can be obtained by requesting them in writing or by telephone from us at 6450 Via Real, Carpinteria, California 93013, telephone: (805) 566-5139. Those requesting documents should be sure to include their complete name and address in their request. If any incorporated documents are requested, we will mail them by first class mail, or another equally prompt means, within one business day after we receive the request.

10.  Unaudited Pro Forma Financial Information.

        The following unaudited pro forma combined condensed consolidated financial information has been prepared to give effect to the acquisition of TRW ISCS and to the purchase for cash of QAD common stock pursuant to the tender offer as described below.

        Acquisition of TRW ISCS    On November 12, 2002, QAD Inc. ("QAD") acquired the TRW Integrated Supply Chain Solutions ("TRW ISCS") business covering 10 European countries and North America from BDM International, Inc. (a wholly-owned subsidiary of TRW Inc.) and TRW Inc. Prior to the acquisition, TRW ISCS, a QAD alliance partner per an agreement with QAD, operated businesses that primarily focused on systems installation, integration and services in connection with the MFG/PRO software owned and licensed by QAD and other QAD-related goods and services.

        Under the terms of the Stock and Asset Purchase Agreement, QAD paid $1 million in cash and incurred transaction costs, including direct acquisition costs, involuntary termination costs and facility related costs, of approximately $5.7 million. The transaction included the purchase of the stock of BDM UK Limited ("BDM UK") and its thirteen wholly-owned European subsidiaries, the acquisition of assets and assumption of certain liabilities of the businesses in Germany and North America, and TRW Systems' agreement not to compete for the next 3 years. QAD funded the purchase price received by BDM International, Inc. and TRW Inc. with cash generated from operating activities. Pursuant to the agreement, BDM UK became a wholly-owned subsidiary of QAD. The acquisition is accounted for as a business combination and, accordingly, the total purchase price is allocated to the acquired assets, including goodwill and other intangible assets and liabilities at their fair values as of

November 12, 2002. QAD's historical consolidated statement of operations will not include revenue or expenses related to BDM UK prior to November 12, 2002.

        The unaudited pro forma combined condensed consolidated balance sheet as of October 31, 2002 gives effect to the acquisition as if it had occurred on October 31, 2002, combining the historical consolidated balance sheet of QAD as of October 31, 2002 and the historical consolidated balance sheet of BDM UK as of November 12, 2002. The assets, liabilities and results of operations of the acquired North American business have been deemed immaterial for purposes of the pro forma financial information and are not included herein. The German business acquired is included in the financial position and results of operations of BDM UK as it was a wholly-owned subsidiary of BDM UK prior to the acquisition. Results of operations of the German business not acquired in the acquisition have been deemed immaterial for purposes of the pro forma financial information.

        The historical balance sheet and statement of operations of BDM UK were originally stated in the British Pound and were presented in accordance with accounting principles generally accepted in the United Kingdom. No differences arose between accounting principles generally accepted in the United Kingdom from those of the United States for the periods presented in these unaudited pro forma financial statements. For purposes of the unaudited pro forma combined condensed consolidated balance sheet and statement of operations, BDM UK amounts have been translated into the United States Dollar and reclassified to conform to QAD presentation.

        Pro forma financial statements require the presentation of income from continuing operations after income tax expense but before discontinued operations, extraordinary items, and cumulative effect of a change in accounting principle. Therefore, the cumulative effect change in accounting principle of $1.1 million related to goodwill impairment under Statement of Financial Accounting Standards ("SFAS") 142 included in the historical statement of operations of QAD for the nine months ended October 31, 2002, has been omitted.

        The combining companies have different year-ends for reporting purposes. BDM UK maintained its accounting records on a calendar basis, ending on December 31, and QAD maintains its accounting records on a fiscal basis, ending on January 31. The unaudited pro forma combined condensed consolidated statements of operations for the twelve months ended January 31, 2002 and the nine months ended October 31, 2002, gives effect to the acquisition as if it had occurred on February 1, 2001, combining the historical consolidated statements of operations of QAD for the fiscal year ended January 31, 2002 and the nine months ended October 31, 2002, with the historical consolidated statements of operations of BDM UK for the calendar year ended December 31, 2001 and the nine months ended September 30, 2002, respectively.

        The unaudited pro forma combined condensed consolidated financial information has been prepared and should be read in conjunction with the historical consolidated financial statements and the related notes thereto of QAD, the "Management Discussion and Analysis of Financial Condition and Results of Operations," included in QAD's Annual Report on Form 10-K for the year ended January 31, 2002, QAD's Quarterly Report on Form 10-Q as of October 31, 2002 filed with the Securities and Exchange Commission, and the financial statements and related notes thereto of BDM UK for the calendar years ended December 31, 2001, 2000 and 1999 and the nine months ended September 30, 2002, included in our Amended Current Report on Form 8-K/A filed on February 14, 2003.

        The pro forma adjustments do not reflect any operating efficiencies and cost savings that may be achieved with respect to the combined entity. The pro forma adjustments do not include any adjustments to historical revenue for any future price changes nor any adjustments to selling, marketing or any other expenses for any future operating changes.

        The unaudited pro forma combined condensed consolidated financial information related to the TRW ISCS acquisition gives effect to the transaction using the purchase method of accounting. This financial information reflects certain assumptions and estimates deemed probable by management regarding the acquisition based upon the assets and liabilities acquired, including estimated involuntary termination and facility related costs. These estimates and assumptions are preliminary and have been made solely for purposes of developing this pro forma information. Unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results that actually would have been realized had the entities been a single entity during this period. Additionally, the future consolidated financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information, changes in values not currently identified and changes in operating results, which could result in adjustment to, among other items, identifiable assets and goodwill. The purchase price allocation is preliminary and a final determination of required purchase accounting adjustments will be made upon the completion of a final analysis of the total purchase cost and the fair value of the assets and liabilities assumed, including estimated involuntary termination and facility related costs.

        Repurchase of QAD Common Stock    The unaudited pro forma consolidated financial information has been prepared to give effect to the purchase for cash of 2,600,000 shares at purchase prices of $5.25 per share and $4.75 per share and the payment of estimated fees and expenses of approximately $600,000 pursuant to the tender offer. The unaudited pro forma combined condensed consolidated balance sheet has been prepared as if the tender offer had been completed on October 31, 2002. The unaudited pro forma combined condensed consolidated statements of operations have been prepared as if the tender offer had been completed as of February 1, 2001.

        The tender offer will result in fewer shares outstanding (subject to possible exercises of options and/or warrants and our ability to issue additional shares in the future), which may make possible improved earnings per share for continuing stockholders if future earnings are achieved.

        The unaudited pro forma financial information related to the tender offer reflects certain assumptions and estimates deemed probable by management. These estimates and assumptions are preliminary and have been made solely for purposes of developing this pro forma information. Unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results that actually would have been realized had the offer taken place during the accounting periods presented. Additionally, the future consolidated financial position and results of operations may differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including the actual purchase price paid, the actual number of shares repurchased, and the actual costs incurred to effect the tender offer.

QAD INC.
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF OCTOBER 31, 2002
(In thousands, except share data)

						Tender Offer Pro Forma Adjustments
	Historical (in USD)									Pro Forma Results
			Acquisition Related Pro forma
	QAD Inc. As of October 31, 2002	BDM UK As of November 12, 2002				Assuming $5.25 Purchase Price		Assuming $4.75 Purchase Price		Assuming $5.25 Purchase Price	Assuming $4.75 Purchase Price
			Adjustments	Ref.	Combined		Ref.		Ref.
Assets
Current assets:
Cash and equivalents	$48,139	$1,785	$(1,000)	(a)	$48,924	$(13,650)	(e)	$(12,350)	(e)	$34,699	$35,999
						(575)	(f)	(575)	(f)
Accounts receivable, net	38,400	6,048			44,448					44,448	44,448
Other current assets	13,771	—	(64)	(d)	13,707					13,707	13,707

Total current assets	100,310	7,833			107,079					92,854	94,154
Property and equipment, net	20,998	705			21,703					21,703	21,703
Other assets, net	13,610	413	1,000	(a)	16,764					16,764	16,764
			5,671	(b)
			(2,836)	(d)
			(1,094)	(c)

Total assets	$134,918	$8,951			$145,546					$131,321	$132,621

Liabilities & stockholders' equity
Current liabilities:
Current portion of long-term debt	$1,743	$—			$1,743					$1,743	$1,743
Accounts payable	7,513	3,465	(776)	(d)	10,202					10,202	10,202
Accrued expenses	26,624	3,399	1,281	(b)	33,570					33,570	33,570
			4,390	(b)
			(2,124)	(d)
Deferred revenue and other	50,573	993			51,566					51,566	51,566

Total current liabilities	86,453	7,857			97,081					97,081	97,081
Long-term debt	14,060	—			14,060					14,060	14,060
Other long-term liabilities	1,115	—			1,115					1,115	1,115
Stockholders' equity:
Common stock	34	—			34					34	34
Additional paid-in capital	115,589	43,095	(43,095)	(c)	115,589					115,589	115,589
Treasury stock	—	—			—	(13,650)	(e)	(12,350)	(e)	(14,225)	(12,925)
						(575)	(f)	(575)	(f)
Accumulated deficit	(74,917)	(42,001)	42,001	(c)	(74,917)					(74,917)	(74,917)
Accumulated other comprehensive loss	(7,416)	—			(7,416)					(7,416)	(7,416)

Total stockholders' equity	33,290	1,094			33,290					19,065	20,365

Total liabilities & stockholders' equity	$134,918	$8,951			$145,546					$131,321	$132,621

See accompanying Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Information.

QAD INC.
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED OCTOBER 31, 2002
(In thousands, except per share data)

	Historical (in USD)					Tender Offer Pro Forma Adjustments
										Pro Forma Results
	Nine Months Ended		Acquisition Related Pro forma
						Assuming $5.25 Purchase Price		Assuming $4.75 Purchase Price		Assuming $5.25 Purchase Price	Assuming $4.75 Purchase Price
	QAD Inc. October 31, 2002	BDM UK September 30, 2002
			Adjustments	Ref.	Combined		Ref.		Ref.
Revenue:
License fees	$37,194	$1,060			$38,254					$38,254	$38,254
Maintenance and other	78,534	3,652	$(242)	(g)	81,944					81,944	81,944
Services	22,408	14,368	(65)	(g)	36,711					36,711	36,711

Total revenue	138,136	19,080			156,909					156,909	156,909
Operating expenses:
Cost of license fees	6,171	627			6,798					6,798	6,798
Other cost of revenue	47,116	16,307	(271)	(g)	63,152					63,152	63,152
Sales and marketing	45,808	1,775	(36)	(g)	47,547					47,547	47,547
Research and development	25,207	—			25,207					25,207	25,207
General and administrative	15,910	4,465			20,375					20,375	20,375
Amortization of intangibles from acquisitions	840	—	138	(h)	978					978	978
Impairment loss	151	—			151					151	151
Restructuring	3,192	—			3,192					3,192	3,192

Total operating expenses	144,395	23,174			167,400					167,400	167,400

Operating loss	(6,259)	(4,094)			(10,491)					(10,491)	(10,491)
Other (income) expense:
Interest income	(599)	(168)			(767)	$165	(i)	$150	(i)	(602)	(617)
Interest expense	1,295	594			1,889					1,889	1,889
Other (income) expense, net	416	—			416					416	416

	1,112	426			1,538					1,703	1,688

Loss before income taxes	(7,371)	(4,520)			(12,029)					(12,194)	(12,179)
Income tax expense	900	112			1,012					1,012	1,012

Net loss	$(8,271)	$(4,632)			$(13,041)					$(13,206)	$(13,191)

Basic and diluted net loss per share	$(0.24)	$(0.13)			$(0.38)					$(0.42)	$(0.41)
Basic and diluted weighted shares	34,403	34,403			34,403	(2,600)	(j)	(2,600)	(j)	31,803	31,803

See accompanying Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Information.

QAD INC.
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED JANUARY 31, 2002
(In thousands, except per share data)

	Historical (in USD)					Tender Offer Pro Forma Adjustments
										Pro Forma Results
	Twelve Months Ended		Acquisition Related Pro forma
						Assuming $5.25 Purchase Price		Assuming $4.75 Purchase Price		Assuming $5.25 Purchase Price	Assuming $4.75 Purchase Price
	QAD Inc. January 31, 2002	BDM UK December 31, 2002
			Adjustments	Ref.	Combined		Ref.		Ref.
Revenue:
License fees	$62,820	$1,310	$(39)	(g)	$64,091					$64,091	$64,091
Maintenance and other	103,624	4,646	(684)	(g)	107,586					107,586	107,586
Services	39,341	24,394	(249)	(g)	63,486					63,486	63,486

Total revenue	205,785	30,350			235,163					235,163	235,163
Operating expenses:
Cost of license fees	12,396	538	(39)	(g)	12,895					12,895	12,895
Other cost of revenue	74,605	27,119	(346)	(g)	101,378					101,378	101,378
Sales and marketing	59,365	3,321	(587)	(g)	62,099					62,099	62,099
Research and development	31,672	—			31,672					31,672	31,672
General and administrative	22,882	8,338			31,220					31,220	31,220
Amortization of intangibles from acquisitions	3,538	—	183	(h)	3,721					3,721	3,721
Impairment loss	2,066	—			2,066					2,066	2,066
Restructuring	93	—			93					93	93

Total operating expenses	206,617	39,316			245,144					245,144	245,144

Operating loss	(832)	(8,966)			(9,981)					(9,981)	(9,981)
Other (income) expense:
Interest income	(1,365)	(288)			(1,653)	$220	(i)	$200	(i)	(1,433)	(1,453)
Interest expense	2,359	1,179			3,538					3,538	3,538
Other (income) expense, net	587	—			587					587	587

	1,581	891			2,472					2,692	2,672

Loss before income taxes	(2,413)	(9,857)			(12,453)					(12,673)	(12,653)
Income tax expense	2,900	299			3,199					3,199	3,199

Net loss	$(5,313)	$(10,156)			$(15,652)					$(15,872)	$(15,852)

Basic and diluted net loss per share	$(0.16)	$(0.30)			$(0.46)					$(0.50)	$(0.50)
Basic and diluted weighted shares	34,055	34,055			34,055	(2,600)	(j)	(2,600)	(j)	31,455	31,455

See accompanying Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Information.

QAD INC.
NOTES TO UNAUDITED PRO FORMA COMBINED
CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated balance sheet and statements of operations:

(a)
Represents $1.0 million cash consideration paid to finance the acquisition.

(b)
Represents the accrual for direct acquisition costs related to transaction fees, legal fees and accounting fees ($1.3 million), and involuntary employee termination costs ($2.8 million) and facility related costs ($1.6 million).

(c)
Represents the elimination of BDM UK historical equity.

(d)
In accordance with the acquisition agreement, these amounts represent the forgiveness of amounts receivable and payable to TRW ISCS that arose prior to consummation of the acquisition. This forgiveness was consideration in determining the purchase price as detailed below.

(e)
Records the repurchase of 2,600,000 shares of our common stock at $5.25 and $4.75 per share via the tender offer as if it occurred on October 31, 2002.

(f)
Records the payment of estimated fees and expenses associated with the tender offer.

(g)
Represents the elimination of intercompany revenue and profit between QAD and BDM UK prior to the acquisition.

(h)
Represents the increase in amortization expense due to the acquisition of specifically identified intangible assets that include customer contracts, intellectual property and a non-compete agreement with the seller, as described below. Amortization was calculated on a straight-line basis over a period of three years.

(i)
Adjustment represents reduction in interest income at an annual average interest rate of 1.55% as if the tender offer occurred as of February 1, 2001.

(j)
Adjustment to weighted average shares outstanding to reflect the repurchase of 2,600,000 shares of our common stock through the tender offer as if it occurred as of February 1, 2001.

        The calculation of the preliminary purchase price of TRW ISCS for the assets and liabilities acquired is presented below:

(in thousands):
Cash paid (see note a)	$1,000
Acquisition related expenses (see note b)	5,671
Forgiveness of debt (see note d)	(2,836)

Total purchase price	$3,835

        Under Statement of Financial Accounting Standard No. 141, "Business Combinations," (SFAS 141) the total purchase price was allocated to the acquired assets and liabilities based on their estimated fair values. The total purchase price was allocated to tangible assets and liabilities, goodwill and identifiable intangible assets, as discussed below.

        The allocation of the preliminary purchase price to the net assets acquired as of November 12, 2002 is presented below:

(in thousands):
Assets:
Fair value of TRW ISCS assets	$8,951
Goodwill	2,191
Customer contracts	250
Intellectual property	200
Non-compete agreement	100

11,692
Liabilities:
Fair value of TRW ISCS liabilities	(7,857)

Total purchase price	$3,835

        Specifically identified intangible assets include customer contracts, intellectual property acquired and a non-compete agreement with the seller. These intangible assets are included in "Other assets, net" on the accompanying pro forma balance sheet. Intellectual property is comprised of certain software developed by TRW ISCS that is complimentary to MFG/PRO, such as AIM Warehousing.

        In valuing the intangible assets, an income-based approach was determined to best quantify the economic benefits and risks. The economic benefits were quantified using projections of net cash flows and the risks by applying an appropriate discount rate. The estimated fair value assigned to customer contracts, intellectual property and the non-compete agreement was $0.3 million, $0.2 million and $0.1 million, respectively.

        No deferred tax adjustment was made related to the TRW ISCS acquisition since QAD provided a valuation allowance to fully offset its deferred tax assets as of October 31, 2002. The valuation allowance was recorded after considering a number of factors, including the company's cumulative operating losses in fiscal 2002, 2001, and 2000. Based upon the weight of both positive and negative evidence regarding the recoverability of deferred tax assets, QAD concluded that a valuation allowance was required to fully offset the net deferred tax assets, as it is more likely than not that the deferred tax assets will not be realized.

11.  Interest of Directors and Executive Officers; Transactions and Arrangements Concerning Securities of QAD; Stockholders' Agreement; Employment Agreements, Management Contracts and Change of Control Arrangements; Certain Transactions.

        Interest of Directors and Executive Officers.    As of February 28, 2003, we had 34,401,335 outstanding shares of common stock, par value $.001 per share, and 6,286,568 shares of common stock reserved for issuance upon exercise of outstanding stock options, warrants and other rights. The 2,600,000 shares QAD is offering to purchase under the tender offer represent approximately 7.56% of the shares outstanding as of February 28, 2003.

        As of February 28, 2003, our directors and executive officers as a group (twelve persons) beneficially owned an aggregate of 21,943,445 shares of our common stock (including 761,350 shares issuable upon exercise of stock options, warrants or other rights that are or will become exercisable within sixty days of March 19, 2003), representing approximately 63.79% of our outstanding shares and fully vested and exercisable stock options, warrants and other rights. Our directors and executive officers are entitled to participate in the tender offer on the same basis as all other stockholders. One of our directors and one of our executive officers have advised us that they currently intend to tender a total of 28,750 shares in the tender offer. Our other directors and executive officers have advised us that they do not intend to tender any shares in the tender offer. Recovery Equity Investors II, L.P., an affiliate of one of our directors and whose shares may be deemed to be beneficially owned by such director, has also advised us that it does not intend to tender any shares in the offer.

        The following table sets forth, as to each of our directors and executive officers and holders of 5% or more of our common stock (1) the number of shares and percentage of common stock beneficially owned as of February 28, 2003, (2) the number of shares issuable upon exercise of options, warrants or other rights that are or will become exercisable within sixty days of March 19, 2003, (3) the number of shares expected to be tendered by such person in the tender offer and (4) assuming our purchase of 2,600,000 shares in the tender offer, the percentage which the number of shares being retained by such person would represent of the resulting outstanding shares. No subsidiary of QAD owns any of our securities.

        Unless otherwise noted, the business address of the listed beneficial owner is c/o QAD Inc., 6450 Via Real, Carpinteria, California 93013, and the telephone number is (805) 684-6614.

Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned		Shares Covered by Exercisable Options, Warrants and Other Rights	Percent of Class	Number of Shares Expected to Be Tendered in the Tender Offer		Percent of Ownership After Tender Offer(2)
Non-Executive 5% Beneficial Owners
Recovery Equity Investors II, L.P. 2505 Anthem Village Drive Suite E622 Henderson, NV 89052	2,777,778		225,000	8.67%	—		9.38%
Directors and Executive Officers
Pamela M. And Karl F. Lopker	18,279,862	(3)	—	53.14%	—		57.48%
Larry J. Wolfe	—		—	—%	—		—%
Barry Patmore	—		—	—%	—		—%
Jeffrey A. Lipkin	2,777,778	(4)	225,000	8.67%	—		9.38%
A.J. Moyer	28,000		125,500.44%		—		.48%
Peter R. Van Cuylenburg	45,000		28,125.21%		22,500.16%
Vincent P. Niedzielski	64	(5)	144,825.42%		6,250	(5)	.43%
Kathleen M. Fisher	11,406		148,750.46%		—		.50%
Roland Desilets	27,607		30,000.17%		—		.18%
Valerie Miller	12,378		14,575.08%		—		.08%
Murray W. Ray	—		44,575.13%		—		.14%
All Directors and Executive Officers as a group (12 persons)	21,182,095		761,350	63.79%	28,750		68.91%

(1)
In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be acquired by such person pursuant to options, warrants and other rights held by that person that are currently exercisable or exercisable within sixty days of March 19, 2003 were deemed to be outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)
In computing the percentage ownership of a person after the tender offer, we assumed that the holders of 5% or greater of our common stock, directors and executive officers tendered that number of shares that they have informed us they intend to tender in the tender offer as set forth in the column entitled "Number of Shares Expected to Be Tendered in the Tender Offer." We also assumed that all other issued and outstanding shares of common stock of QAD were tendered in the tender offer, and that 2,600,000 shares were purchased by us in the tender offer. To the extent fewer than all other issued and outstanding shares of common stock of QAD are tendered in the tender offer, the percentage ownership of persons listed in the table and who tender in the tender offer could decrease.

(3)
All shares held by the Lopkers are held jointly by Pamela and Karl Lopker, except that 690,855 shares are held in trust for the Lopkers' minor children and 12,000 shares are held in a charitable remainder trust. Pamela and Karl Lopker act as joint trustees of the charitable remainder trust. An additional 144,450 shares (to which the Lopkers disclaim beneficial ownership) are held by a charitable foundation of which the Lopkers are members of the Board of Directors and officers.

(4)
All shares reported for Mr. Lipkin are owned of record by Recovery Equity Investors II, L.P. Mr. Lipkin is a general partner of Recovery Equity Investors II, L.P.'s general partner.

(5)
Prior to the tendering his shares, Mr. Niedzielski will exercise stock options which will allow him to tender 6,250 shares of common stock in the tender offer.

        The number of shares actually tendered by our major stockholders, directors and officers prior to the expiration date may be different from the number set forth in this Offer to Purchase.

        Transactions and Arrangements Regarding Securities of QAD.    Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our affiliates or subsidiaries, nor, to the best of our knowledge, any of our or our subsidiaries' directors or executive officers, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving the shares during the 60 days prior to the date hereof.

        Except for outstanding options, warrants and other rights to purchase our common stock and except as otherwise described in this Offer to Purchase, neither we, nor, to the best of our knowledge, any of our affiliates, directors or executive officers is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the tender offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

        Stockholders' Agreement, Registration Rights Agreement and Warrant.    Pursuant to a Stock Purchase Agreement dated as of December 23, 1999, by and among QAD, Pamela M. Lopker, Karl F. Lopker, The Lopker Living Trust Dated March 23, 1993, and Recovery Equity Investors II, L.P., Recovery Equity Investors II, L.P. purchased from the Lopker Living Trust and QAD 444,445 and 2,333,333 shares of QAD common stock, respectively (collectively, the "REI II Shares"), and a warrant exercisable for an aggregate of 225,000 shares (subject to adjustment as provided in the warrant) of QAD common stock at an exercise price of $7.50 per share (subject to adjustment as provided in the warrant.

        In connection with the Stock Purchase Agreement, the same parties entered into a Stockholders' Agreement also dated as of December 23, 1999. Pursuant to the Stockholders' Agreement, as long as Recovery Equity Investors II, L.P. holds at least 50% of the REI II Shares, Recovery Equity Investors II, L.P. may designate one person for election to the board of directors of QAD. Each person designated by Recovery Equity Investors II, L.P. for election to the board shall be included in the slate of nominees recommended by the board of QAD for election as directors at the appropriate annual meeting.

        In connection with the Stock Purchase Agreement, we granted to Recovery Equity Investors II, L.P. certain "demand" and "piggyback" registration rights pursuant to a Registration Rights Agreement also dated December 23, 1999.

        Including the 225,000 shares of common stock issuable upon exercise of its warrant, Recovery Equity Investors II, L.P. currently holds beneficial ownership of 3,002,778 shares of our common stock. Pursuant to the Stockholders' Agreement, Jeffrey A. Lipkin is the Recovery Equity Investors II, L.P. designee for election to the Board for so long as he is a general partner of Recovery Equity Investors II, L.P.'s general partner.

        Employment Agreements, Management Contracts and Change of Control Arrangements.    Each of the executive officers has an employee retention agreement that provides for acceleration of vesting in their options and the payment to them of an amount equal to either 24 or 12 months salary in the event of a termination of their employment with us following a change of control. This tender offer does not trigger the change of control provisions under such agreements. In addition, various executive officers have severance arrangements that provide payments to them of an amount equal to 6 months salary in the event of an involuntary termination of their employment with us.

        Under the Stock Purchase Agreement referred to in the "Stockholders' Agreement" section above, QAD engaged Recovery Equity Investors II, L.P. to provide management advisory services to QAD for a term of five years, provided Recovery Equity Investors II, L.P. continues to own at least 1% of the REI II Shares (as defined in the "Stockholders' Agreement" section above). QAD has agreed to pay Recovery Equity Investors II, L.P. an annual fee of $312,500 for such management advisory services; provided however, that if Recovery Equity Investors II, L.P. owns less than half of the REI II Shares, the fee will be reduced pro rata with the amount of REI II Shares that Recovery Equity

Investors II, L.P. continues to own. Mr. Lipkin is a general partner of the general partnership of Recovery Equity Investors II, L.P.

        Certain Transactions.    As part of Kathleen M. Fisher's employment as our Executive Vice President and Chief Financial Officer, on April 11, 2000, she received a $255,000 loan secured by real property. The loan was forgivable over four years in the amount of $63,750 per year, contingent upon Ms. Fisher's continued employment with us. We reimbursed Ms. Fisher for the taxes due on the taxable compensation she recognized from forgiveness of the loan.

        Subsequent to the first two forgiveness events, Ms. Fisher disposed of the real property securing the loan and the loan was terminated. The remainder of the loan was replaced by an Agreement to Escrow Funds dated July 29, 2002 (the "Agreement").

        Pursuant to the Agreement, $127,500 was deposited in an escrow account. Ms. Fisher receives funds from the escrow account, as taxable compensation, in the amount of $63,750 per year, contingent upon her continued employment with us. She also receives the interest earned on the funds held in escrow. We reimburse Ms. Fisher for the taxes due on the compensation she recognizes under the Agreement.

        The Agreement and the escrow will terminate no later than April 14, 2004, the date the Ms. Fisher is to receive the final $63,750 payment plus interest from the escrow account, provided she continues to be employed by QAD through such date.

12.  Legal Matters; Regulatory Approvals.

        We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the tender offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept for payment and pay for shares is subject to conditions. See Section 6.

13.  Certain United States Federal Income Tax Consequences.

        The following summary describes certain United States federal income tax consequences relating to the tender offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, foreign stockholders, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, certain expatriates, persons who hold shares as a position in a "straddle" or as a part of a "hedging," "conversion" or "constructive sale" transaction for United States federal income tax purposes, persons whose functional currency is not the United States dollar, persons who own, directly or by attribution, 10% or more of our common stock or persons who received their shares through the exercise of employee stock options or otherwise as compensation. In particular, except as otherwise specifically noted, this discussion applies only to "U.S. holders" (as defined below). This summary also does not address the state, local or foreign tax consequences of participating in the tender offer. For purposes of this discussion, a "U.S. holder" means:

  •
  a citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

  •
  an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

  •
  a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all of its substantial decisions.

If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding shares should consult their tax advisors.

        Holders of shares who are not U.S. holders should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the tender offer and should also see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

        Stockholders are urged to consult their tax advisor to determine the particular tax consequences to them of participating or not participating in the tender offer.

        Characterization of the Purchase.    The purchase of shares by us under the tender offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the purchase, a U.S. holder will, depending on the U.S. holder's particular circumstances, be treated either as having sold the U.S. holder's shares or as having received a distribution in respect of stock from us.

        Under Section 302 of the Code, a U.S. holder whose shares are purchased by us under the tender offer will be treated as having sold its shares, and thus will recognize capital gain or loss, if the purchase:

  •
  results in a "complete termination" of the U.S. holder's equity interest in QAD;

  •
  results in a "substantially disproportionate" redemption with respect to the U.S. holder; or

  •
  is "not essentially equivalent to a dividend" with respect to the U.S. holder.

Each of these tests, referred to as the "Section 302 tests," is explained in more detail below.

        If a U.S. holder satisfies any of the Section 302 tests explained below, the U.S. holder will be treated as if it sold its shares to us and will recognize capital gain or loss equal to the difference between the amount of cash received under the tender offer and the U.S. holder's adjusted tax basis in the shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the U.S. holder's holding period for the shares that were sold exceeds one year as of the date of purchase by us under the tender offer. Specified limitations apply to the deductibility of capital losses by U.S. holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by us from a U.S. holder under the tender offer. A U.S. holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender under the tender offer if less than all of its shares are tendered under the tender offer, and the order in which different blocks will be purchased by us in the event of proration under the tender offer. U.S. holders should consult their tax advisors concerning the mechanics and desirability of that designation. Under the "wash sale" rules under Section 1091 of the Code, loss recognized on our shares sold pursuant to the tender offer will be disallowed to the extent the U.S. holder acquires our shares within thirty days before or after the date the shares are purchased pursuant to the tender offer and in that event, the basis and holding period will be adjusted to reflect the disallowed loss.

        If a U.S. holder does not satisfy any of the Section 302 tests explained below, the purchase of a U.S. holder's shares by us under the tender offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the U.S. holder. Instead, the amount received by the U.S. holder with respect to the purchase of its shares by us under the tender offer will be treated as a dividend distribution to the U.S. holder with respect to its shares under Section 301 of the Code, taxable at ordinary income tax rates, to the extent it is paid from the current or accumulated earnings and profits (within the meaning of the Code) of QAD. To the extent the amount exceeds the U.S. holder's share of the current and accumulated earnings and profits of QAD, the excess first will be treated as a tax-free return of capital to the extent, generally, of the U.S. holder's adjusted tax basis in its shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). Under the current Treasury regulations, to the extent that a purchase of a U.S. holder's shares by us under the tender offer is treated as the receipt by the U.S. holder of a dividend, the U.S. holder's adjusted tax basis in the purchased shares will be added to any shares retained by the U.S. holder. Proposed Treasury regulations under Section 302 of the Code would amend these stock basis rules for transactions that take place after the date on which final rules are published. It is uncertain when or if such rules will be published as final Treasury regulations.

        The determination of whether a corporation has current or accumulated earnings and profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, it is unclear whether all or any portion of the amount received by a U.S. holder with respect to the purchase of its shares by us under the tender offer that is not treated as a sale or exchange under Section 302 of the Code will constitute a dividend.

        Constructive Ownership of Stock and Other Issues.    In applying each of the Section 302 tests explained below, U.S. holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a U.S. holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the U.S. holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests explained below, U.S. holders should consult their tax advisors to determine whether the purchase of their shares under the tender offer qualifies for sale treatment in their particular circumstances.

        If a U.S. holder sells shares to persons other than us at or about the time the U.S. holder also sells shares to us pursuant to the tender offer, and the sales effected by the U.S. holder are part of an overall plan to reduce or terminate the U.S. holder's proportionate interest in us, then the sales to persons other than us may be integrated with the U.S. holder's sale of shares pursuant to the tender offer and, if integrated, should be taken into account in determining whether the U.S. holder satisfies any of the Section 302 tests explained below. U.S. holders should consult their tax advisors regarding the treatment of other sales of shares which may be integrated with the purchase of their shares by us pursuant to the tender offer.

        We cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders under the tender offer will cause us to accept fewer shares than are tendered. Therefore, no assurance can be given that a U.S. holder will be able to determine in advance whether its disposition of shares pursuant to the tender offer will be treated as a sale or exchange or as a distribution in respect of stock from us.

        Section 302 Tests.    One of the following tests must be satisfied in order for the purchase of shares by us under the tender offer to be treated as a sale or exchange for U.S. federal income tax purposes:

  •
  Complete Termination Test.  The purchase of a U.S. holder's shares by us under the tender offer will result in a "complete termination" of the U.S. holder's equity interest in us if all of the shares that are actually owned by the U.S. holder are sold under the tender offer and all of the shares that are constructively owned by the U.S. holder, if any, are sold under the tender offer or, with respect to shares owned by certain related individuals, the U.S. holder effectively waives, in accordance with Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the U.S. holder. U.S. holders wishing to satisfy the "complete termination" test through waiver of the constructive ownership rules should consult their tax advisors.

  •
  Substantially Disproportionate Test.  The purchase of a U.S. holder's shares by us under the tender offer will result in a "substantially disproportionate" redemption with respect to the U.S. holder if, among other things, the percentage of the then outstanding shares actually and constructively owned by the U.S. holder immediately after the purchase is less than 80% of the percentage of the shares actually and constructively owned by the U.S. holder immediately before the purchase (treating as outstanding all shares purchased under the tender offer).

  •
  Not Essentially Equivalent to a Dividend Test.  The purchase of a U.S. holder's shares by us under the tender offer will be treated as "not essentially equivalent to a dividend" if the reduction in the U.S. holder's proportionate interest in us as a result of the purchase constitutes a "meaningful reduction" given the U.S. holder's particular circumstances. Whether the receipt of cash by a stockholder who sells shares under the tender offer will be "not essentially equivalent to a dividend" is independent of whether or not we have current or accumulated earnings and profits and will depend upon the stockholder's particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a "meaningful reduction." U.S. holders should consult their tax advisors as to the application of this test in their particular circumstances.

        Corporate Stockholder Dividend Treatment.    If a corporate U.S. holder does not satisfy any of the Section 302 tests described above and we have current or accumulated earnings and profits, a corporate U.S. holder may, to the extent that any amounts received by it under the tender offer are treated as a dividend, be eligible for the dividends-received deduction under Section 243 of the Code. The dividends-received deduction is subject to certain limitations and may not be available if a corporate U.S. holder does not satisfy certain holding period requirements with respect to its shares and may be reduced if its shares are treated as "debt-financed portfolio stock" within the meaning of Section 246A of the Code. In addition, any amount received by a corporate U.S. holder pursuant to the tender offer that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code. If any such amount were treated as an "extraordinary dividend," a corporate U.S. holder would be required under Section 1059(a) of the Code to reduce its adjusted tax basis, but not below zero, in its shares by the non-taxed portion of the extraordinary dividend (i.e., the portion of the dividend for which a deduction is allowed) and, if such portion exceeds the corporate U.S. holder's adjusted tax basis in its shares, to treat the excess as gain from the sale of such shares in the year in which the dividend is received. These basis reduction and gain recognition rules would be applied by taking account only of the corporate U.S. holder's adjusted tax basis in the shares that were sold, without regard to other shares that the corporate U.S. holder may continue to own. Corporate U.S. holders should consult their own tax advisors as to the application of Sections 243, 246, 246A and 1059 of the Code to the tender offer, and to the tax consequences of dividend treatment in their particular circumstances.

        Foreign Stockholders.    Generally, the depositary will withhold United States federal income tax at a rate of 30% from the gross proceeds paid under the tender offer to a foreign stockholder (as defined in Section 3) or his agent, unless the depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding otherwise applies. See Section 3 for a discussion of the applicable United States withholding rules and the potential for a foreign stockholder being subject to reduced withholding and for obtaining a refund of all or a portion of any tax withheld.

        Stockholders Who do Not Receive Cash Under the Tender Offer.    Stockholders whose shares are not purchased by us pursuant to the tender offer will not incur any tax liability as a result of the completion of the tender offer.

        Backup Withholding.    See Section 3 with respect to the application of United States federal backup withholding tax.

        The discussion set forth above is included for general information only. Stockholders are urged to consult their tax advisor to determine the particular tax consequences to them of the tender offer, including the applicability and effect of state, local and foreign tax laws.

14.  Extension of the Tender Offer; Termination; Amendment.

        We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole reasonable judgment, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of the termination or postponement to the depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the price to be paid for tendered shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the first business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law (including Rule 13d-4(e)(3) under the Securities Exchange Act of 1934), we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release through Business Wire or comparable service.

        If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) under the Securities Exchange Act of 1934. These rules and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If (1) we increase or decrease the price to be paid for tendered shares or increase or decrease the number of shares being sought in the tender offer and, in the case of an increase in the number of shares being sought, the increase exceeds 2% of the outstanding shares of our common stock and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then, in each case, the tender offer will be extended until the expiration of a period of ten business days.

15.  Fees and Expenses.

        We have retained SG Cowen Securities Corporation to act as our financial advisor, as well as the dealer manager, in connection with the tender offer. SG Cowen Securities Corporation will receive reasonable and customary compensation for its services. We also have agreed to reimburse SG Cowen Securities Corporation for reasonable out-of-pocket expenses incurred in connection with the tender offer, and to indemnify SG Cowen Securities Corporation against certain liabilities in connection with the tender offer, including liabilities under the federal securities laws. SG Cowen Securities Corporation has rendered various investment banking and other services to us in the past and may continue to render such services in the future, for which they have received, and may continue to receive, customary compensation from us. In the ordinary course of its trading and brokerage activities, SG Cowen Securities Corporation and its affiliates may hold long or short positions, for their own accounts or for those of their customers, in securities of QAD.

        We have retained Morrow & Co., Inc. to act as information agent and American Stock Transfer & Trust Company to act as depositary in connection with the tender offer. The information agent may contact holders of shares by mail, telephone, telegraph and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The information agent and the depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

        No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the financial advisor, dealer manager and the information agent as described above) for soliciting tenders of shares under the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the depositary. We, however, upon request will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of QAD, the dealer manager, the information agent or the depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares except as otherwise provided in this document and Instruction 7 in the Letter of Transmittal.

16.  Miscellaneous.

        We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of us by the dealer manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

        Pursuant to Rule 13e-4(c)(2) under the Securities Exchange Act of 1934, we have filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning us.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the tender offer. You should rely only on the information contained in this Offer to Purchase and the related Letter of Transmittal and any document to which we have referred you. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on that recommendation, representation or information as having been authorized by us or the dealer manager.

                      QAD INC.

March 21, 2003

The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or nominee to the depositary at one of its addresses set forth below.

The depositary for the tender offer is:

American Stock Transfer & Trust Company

By mail: American Stock Transfer & Trust Company Attn: Reorg Department 59 Maiden Lane—Plaza Level New York, NY 10038	By overnight mail or hand delivery: American Stock Transfer & Trust Company Attn: Reorg Department 6201 15th Avenue Brooklyn, NY 11219	By facsimile transmission (for eligible institutions only): (718) 234-5001 For confirmation call: (800) 937-5449; or (212) 936-5100 (New York and outside of the United States)

        Any questions or requests for assistance may be directed to the information agent or the dealer manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the information agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. To confirm delivery of shares, stockholders are directed to contact the depositary.

The information agent for the tender offer is:

MORROW & CO., INC.
445 Park Avenue, 5th Floor
New York, NY 10022

E-mail: QAD.info@morrowco.com

Call Collect (212) 754-8000
Banks and Brokerage Firms, Please Call: (800) 654-2468

Stockholders Please Call: (800) 607-0088

The dealer manager for the tender offer is:

SG Cowen
1221 Avenue of the Americas
New York, NY 10020
(800) 746-3430    (Call Toll Free)

QuickLinks

IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
FORWARD-LOOKING STATEMENTS
THE TENDER OFFER
QAD INC. NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION